Exhibit 99.2

McDonald’s Corporation

Supplemental Information

Quarter and Six Months Ended June 30, 2005

SUPPLEMENTAL INFORMATION

The purpose of this exhibit is to provide additional information related to McDonald’s Corporation’s results for the second quarter and six months ended June 30, 2005. This exhibit should be read in conjunction with Exhibit 99.1.

Impact of Foreign Currencies on Reported Results

Management reviews and analyzes business results excluding the effect of foreign currency translation and bases certain incentive compensation plans on these results because it believes they better represent the Company’s underlying business trends. Results excluding the effect of foreign currency translation (also referred to as constant currency) are calculated by translating current year results at prior year average exchange rates.

IMPACT OF FOREIGN CURRENCY TRANSLATION ON REPORTED RESULTS

Dollars in millions, except per share data

	Reported amount		Currency translation benefit / (loss)
Quarters ended June 30,	2005	2004	2005

Revenues	$5,095.7	$4,729.0	$142.3
Combined operating margins*	1,542.6	1,467.0	33.6
Selling, general & administrative expenses	537.6	496.5	(10.6)
Operating income	1,016.7	965.9	21.2
Net income	530.4	590.7	9.2
Net income per common share–diluted	0.42	0.47	0.01

	Reported amount		Currency translation benefit / (loss)
Six months ended June 30,	2005	2004	2005

Revenues	$9,898.5	$9,128.7	$261.2
Combined operating margins*	2,949.5	2,768.1	62.5
Selling, general & administrative expenses	1,057.7	954.0	(19.8)
Operating income	1,926.3	1,824.3	39.5
Net income	1,258.3	1,102.2	17.0
Net income per common share–diluted	0.98	0.87	0.01

*	Excludes non-McDonald’s brands

•	Foreign currency translation had a positive impact on the growth rates of consolidated revenues, operating income, net income and earnings per share for the quarter and six months, primarily due to the stronger Euro, as well as several other major currencies.

Accounting Change

Effective January 1, 2005, the Company adopted SFAS No. 123(R), Share-Based Payment, although not required to do so until 2006. This new accounting standard requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. The Company adopted this accounting treatment prospectively. Prior to the adoption of SFAS No. 123(R), the Company, like most other U.S. companies, accounted for share-based payments to employees under APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. Accordingly, share-based compensation was included as pro forma disclosure in the financial statement footnotes. The Company’s second quarter and six months 2004 pro forma earnings, as reported in Form 10-Q, included $0.03 and $0.06 per share of share-based compensation expense, respectively.

In 2005, in connection with its adoption of SFAS No. 123(R), the Company adjusted the mix of employee long-term incentive compensation by reducing stock options awarded and increasing cash-based incentives and other equity based awards. Second quarter 2005 results included pretax expense of $45.1 million (or $0.02 per share) of which $35.8 million related to share-based compensation, stock options and restricted stock units (“RSU’s”), and $9.3 million related to the shift of a portion of share-based compensation to primarily cash-based incentive compensation. For the six months 2005, results included pretax expense of
$102.5 million (or $0.05 per share) of which $83.9 million related to share-based compensation and $18.6 million related to the compensation shift.

Net Income and Diluted Net Income per Common Share

For the quarter, net income and diluted net income per common share were $530.4 million and $0.42, respectively. The 2005 results included $112.0 million or $0.09 per share of incremental tax expense resulting from the decision to repatriate approximately $3.2 billion in foreign earnings under the Homeland Investment Act, and pretax expense of $45.1 million or $0.02 per share related to share-based compensation. Second quarter 2004 diluted net income per common share was $0.47, excluding a pro forma expense of $0.03 per share related to share-based compensation as discussed in the section above.

For the six months, net income and diluted net income per common share were $1,258.3 million and $0.98, respectively. The 2005 results included the $112.0 million or $0.09 per share of incremental tax expense, a $178.8 million or $0.13 per share benefit primarily due to a favorable audit settlement of the Company’s 2000-2002 U.S. tax returns in the first quarter and pretax expense of $102.5 million or $0.05 per share related to share-based compensation.

Diluted weighted average shares outstanding for the second quarter were relatively flat due to higher weighted average shares outstanding, offset by a less dilutive effect of outstanding stock options.

For the six months, diluted weighted average shares outstanding increased due to higher weighted average shares outstanding and a more dilutive effect of outstanding stock options.

During the quarter and six months, the Company repurchased $0.6 billion or 20.1 million shares and $1.0 billion or 33.6 million shares of its common stock, respectively.

Revenues

Revenues consist of sales by Company-operated restaurants and fees from restaurants operated by franchisees and affiliates. These fees primarily include rent, service fees and/or royalties that are based on a percent of sales, with specified minimum rent payments.

REVENUES

Dollars in millions

Quarters ended June 30,	2005	2004	% Inc	% Inc / (Dec) Excluding Currency Translation

Company-operated sales
U.S.	$1,047.4	$970.4	8	8
Europe	1,368.6	1,276.6	7	3
APMEA*	593.5	585.6	1	(2)
Latin America	283.1	213.9	32	22
Canada	190.3	180.8	5	(4)
Other**	328.3	284.6	15	15
Total	$3,811.2	$3,511.9	9	5

Franchised and affiliated revenues
U.S.	$727.1	$692.1	5	5
Europe	399.8	385.7	4	(1)
APMEA*	88.5	78.0	13	7
Latin America	21.1	19.4	9	3
Canada	45.9	40.7	13	3
Other**	2.1	1.2	n/m	n/m
Total	$1,284.5	$1,217.1	6	3

Total revenues
U.S.	$1,774.5	$1,662.5	7	7
Europe	1,768.4	1,662.3	6	2
APMEA*	682.0	663.6	3	(1)
Latin America	304.2	233.3	30	20
Canada	236.2	221.5	7	(2)
Other**	330.4	285.8	16	16
Total	$5,095.7	$4,729.0	8	5

REVENUES

Dollars in millions

Six months ended June 30,	2005	2004	% Inc	% Inc / (Dec) Excluding Currency Translation

Company-operated sales
U.S.	$1,976.9	$1,845.9	7	7
Europe	2,690.4	2,468.1	9	4
APMEA*	1,210.1	1,162.7	4	1
Latin America	546.2	419.5	30	23
Canada	356.6	343.7	4	(4)
Other**	630.5	555.0	14	14
Total	$7,410.7	$6,794.9	9	6

Franchised and affiliated revenues
U.S.	$1,384.1	$1,306.6	6	6
Europe	795.4	750.7	6	1
APMEA*	177.0	158.5	12	7
Latin America	42.1	38.6	9	6
Canada	85.6	76.7	12	3
Other**	3.6	2.7	33	33
Total	$2,487.8	$2,333.8	7	4

Total revenues
U.S.	$3,361.0	$3,152.5	7	7
Europe	3,485.8	3,218.8	8	4
APMEA*	1,387.1	1,321.2	5	2
Latin America	588.3	458.1	28	22
Canada	442.2	420.4	5	(3)
Other**	634.1	557.7	14	14
Total	$9,898.5	$9,128.7	8	6

*	APMEA represents Asia/Pacific, Middle East and Africa

**	Other represents non-McDonald’s brands

n/m	Not meaningful

•	Consolidated: Revenues increased 8% (5% in constant currencies) for the quarter and 8% (6% in constant currencies) for the six months, primarily due to positive comparable sales in each month of 2005.

•	U.S.: The increase in revenues for the quarter and six months was driven by multiple initiatives that are delivering variety, value and convenience to our customers. We remain confident that our combination of initiatives will continue to build on the foundation established and deliver solid results throughout 2005.

•	Europe: The increase in revenues for both periods was due to strong comparable sales in Russia, which is entirely Company-operated, and positive comparable sales in France, partly offset by negative comparable sales in the U.K.

•	APMEA: Revenues for the quarter and six months benefited from strong comparable sales in Australia and Taiwan, and were negatively impacted by the sale in March of certain Philippines’ subsidiaries, which are now structured as a developmental licensee. Under this structure, the Company receives a royalty based on a percent of sales. In addition, for the six months, revenues benefited from expansion in China, partly offset by negative comparable sales.

Comparable sales are a key performance indicator used within the retail industry and are reviewed by management to assess business trends for McDonald’s restaurants. Increases or decreases in comparable sales represent the percent change in constant currency sales from the same period in the prior year for all McDonald’s restaurants in operation at least thirteen months.

COMPARABLE SALES – McDONALD’S RESTAURANTS*

	% Increase / (Decrease)
	Quarters Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004

U.S.	4.8	9.2	5.0	11.5
Europe	(0.3)	4.4	1.3	4.0
APMEA	1.2	9.3	3.4	7.2
Latin America	11.4	8.9	13.0	8.8
Canada	(0.1)	6.3	(1.3)	8.2
McDonald’s Restaurants	2.8	7.8	3.7	8.5

*	Excludes non-McDonald’s brands

The following tables present Systemwide sales growth rates along with franchised and affiliated sales for the quarter and six months. Systemwide sales include sales at all restaurants, whether operated by the Company, by franchisees or by affiliates. While sales by franchisees and affiliates are not recorded as revenues by the Company, management believes the information is important in understanding the Company’s financial performance because these sales are the basis on which the Company calculates and records franchised and affiliated revenues and are indicative of the financial health of our franchisee base.

SYSTEMWIDE SALES

	Quarter Ended June 30, 2005		Six Months Ended June 30, 2005

	% Inc	% Inc Excluding Currency Translation	% Inc	% Inc Excluding Currency Translation

U.S.	5	5	6	6
Europe	6	1	8	3
APMEA	6	3	8	5
Latin America	22	13	20	14
Canada	10	1	8	—
Other	14	14	13	13
Total sales	6	4	7	5

FRANCHISED AND AFFILIATED SALES

Dollars in millions

Quarters ended June 30,	2005	2004	% Inc / (Dec)	% Inc / (Dec) Excluding Currency Translation

U.S.	$5,509.3	$5,244.7	5	5
Europe	2,307.1	2,206.5	5	—
APMEA*	1,458.5	1,346.8	8	5
Latin America	156.1	147.6	6	(1)
Canada	340.1	301.1	13	3
Other	2.0	4.1	(51)	(51)
Total franchised and affiliated sales**	$9,773.1	$9,250.8	6	4

*	Included $700.0 million and $666.8 million in 2005 and 2004, respectively, of affiliated sales, primarily related to Japan.

**	Included $1,256.9 million and $1,199.3 million in 2005 and 2004, respectively, of affiliated sales, primarily related to the U.S. and Japan.

Six months ended June 30,	2005	2004	% Inc / (Dec)	% Inc / (Dec) Excluding Currency Translation

U.S.	$10,475.4	$9,931.8	5	5
Europe	4,589.4	4,300.7	7	2
APMEA*	3,003.8	2,741.9	10	6
Latin America	314.7	297.4	6	2
Canada	627.5	567.5	11	2
Other	6.5	7.1	(8)	(8)
Total franchised and affiliated sales**	$19,017.3	$17,846.4	7	5

*	Included $1,479.0 million and $1,358.7 million in 2005 and 2004, respectively, of affiliated sales, primarily related to Japan.

**	Included $2,552.0 million and $2,380.8 million in 2005 and 2004, respectively, of affiliated sales, primarily related to the U.S. and Japan.

Operating Margins

COMPANY-OPERATED AND FRANCHISED RESTAURANT MARGINS – McDONALD’S RESTAURANTS

Dollars in millions

	Percent		Amount		% Inc / (Dec)
Quarters ended June 30,	2005	2004	2005	2004

Company-operated
U.S.	19.2	19.5	$201.2	$189.6	6
Europe	14.3	15.5	196.4	197.3	—
APMEA	10.3	10.9	61.1	63.8	(4)
Latin America	9.9	8.2	28.1	17.6	60
Canada	14.3	15.7	27.1	28.3	(4)
Total	14.8	15.4	$513.9	$496.6	3

Franchised
U.S.	81.9	81.3	$595.2	$563.0	6
Europe	76.7	76.9	306.7	296.6	3
APMEA	86.3	85.4	76.4	66.6	15
Latin America	70.0	63.8	14.8	12.3	20
Canada	77.6	78.1	35.6	31.9	12
Total	80.2	79.8	$1,028.7	$970.4	6

	Percent		Amount		% Inc / (Dec)
Six months ended June 30,	2005	2004	2005	2004

Company-operated
U.S.	18.6	18.9	$367.6	$349.1	5
Europe	13.9	14.9	375.3	368.4	2
APMEA	10.6	10.8	128.0	125.8	2
Latin America	10.9	8.1	59.6	34.1	75
Canada	12.7	14.9	45.4	51.3	(12)
Total	14.4	14.9	$975.9	$928.7	5

Franchised
U.S.	81.1	80.4	$1,122.2	$1,050.2	7
Europe	76.1	76.0	605.5	570.3	6
APMEA	86.0	85.6	152.2	135.6	12
Latin America	67.4	62.2	28.4	24.0	18
Canada	76.3	77.3	65.3	59.3	10
Total	79.4	78.9	$1,973.6	$1,839.4	7

•	Combined: Operating margin dollars increased $75.6 million or 5% for the quarter (3% in constant currencies) and
$181.4 million or 7% for the six months (4% in constant currencies). The U.S. and Europe segments accounted for approximately 85% of the combined margin dollars.

•	U.S.: Company-operated margin percent decreased for the quarter and six months due to higher labor-related costs, partly due to increased compensation for store managers and crew as well as increased staffing levels, higher commodity costs and increased rent expense. This was partly offset by the impact of positive comparable sales. Commodity cost pressures are expected to lessen during the remainder of the year.

•	Europe: The Company-operated margin percent for both periods of 2005 decreased due to the U.K. and Germany, primarily as a result of brand building marketing initiatives in both markets and higher labor-related costs in the U.K. In addition, higher commodity costs, primarily beef, had a negative impact on the segment for both periods. Beef cost pressures are expected to lessen in the second half of the year.

•	APMEA: The Company-operated margin percent in both periods decreased due to weak results in South Korea. For the six months, results benefited from positive results in China and Hong Kong.

The following table presents margin components as a percent of sales:

COMPANY-OPERATED EXPENSES AND MARGINS AS A PERCENT OF SALES – McDONALD’S RESTAURANTS

	Quarters Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004

Food & paper	34.0	34.3	34.1	34.1
Payroll & employee benefits	26.4	26.1	26.5	26.3
Occupancy & other operating expenses	24.8	24.2	25.0	24.7
Total expenses	85.2	84.6	85.6	85.1
Company-operated margins	14.8	15.4	14.4	14.9

•	Franchised: The consolidated Franchised margin percent increased for the quarter and six months primarily due to positive comparable sales in the U.S., but reflected higher occupancy costs, due in part to an increased proportion of leased sites.

Selling, General & Administrative Expenses

•	Selling, general & administrative expenses increased 8% for the quarter (6% in constant currencies) and 11% for the six months (9% in constant currencies). The share-based and related incremental compensation expense due to the adoption of

SFAS 123(R) accounted for the constant currency increase. Selling, general & administrative expenses as a percent of revenues were 10.7% for the six months of 2005 compared with 10.5% for the six months of 2004 and as a percent of Systemwide sales were 4.0% for 2005 compared with 3.9% for 2004. The share-based and related incremental compensation expense increased these ratios 1.0 percentage points and 0.4 percentage points, respectively, in 2005.

Other Operating (Income) Expense, Net

OTHER OPERATING (INCOME) EXPENSE, NET

Dollars in millions

	Quarters Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004

Gains on sales of restaurant businesses	$(11.6)	$(7.3)	$(22.0)	$(23.2)
Equity in earnings of unconsolidated affiliates	(8.7)	(11.2)	(25.1)	(22.1)
Impairment and other charges (credits)	—	12.6	(18.7)	12.6
Other expense	45.3	41.3	97.8	78.1
Total	$25.0	$35.4	$32.0	$45.4

•	Equity in earnings of unconsolidated affiliates was impacted in both periods of 2005 by weak results from our Japanese affiliate.

•	Impairment and other charges (credits) included a favorable adjustment in the first quarter of 2005 to certain liabilities established in 2001 and 2002 due to lower than originally anticipated employee-related and lease termination costs. The quarter and six months of 2004 reflected a $12.6 million write-off of goodwill in Thailand.

•	Other expense for the six months of 2005 reflected a $24.1 million charge related to a supply chain arrangement in Europe.

Operating Income

OPERATING INCOME

Dollars in millions

Quarters ended June 30,	2005*	2004	% Inc / (Dec)	% Inc / (Dec) Excluding Currency Translation	2004 Pro Forma Operating Income**	Pro Forma % Inc / (Dec) Excluding Currency Translation

U.S.	$638.7	$604.2	6	6	$587.6	9
Europe	363.1	369.1	(2)	(6)	357.1	(3)
APMEA	61.4	66.2	(7)	(12)	60.8	(4)
Latin America	2.4	(1.8)	n/m	n/m	(4.0)	n/m
Canada	42.7	43.1	(1)	(9)	41.2	(5)
Other	6.0	5.8	3	2	4.5	32
Corporate	(97.6)	(120.7)	19	19	(137.9)	29
Total operating income	$1,016.7	$965.9	5	3	$909.3	9

n/m	Not meaningful

*	For the quarter ended June 30, 2005, segments reflected the following share-based and related incremental compensation expense (in millions): U.S.-$13.5; Europe-$12.2; APMEA-$5.2; Latin America-$1.8; Canada-$1.9; Other-$1.4; Corporate-$9.1.

**	Calculated by subtracting 2004 pro forma share-based expense from 2004 reported operating income. Share-based expense as reported in the Company’s second quarter 2004 Form 10-Q was $38.0 million after tax, of which $2.9 million of expense related to RSU’s was included in net income. The remaining $35.1 million after tax ($56.6 million pretax) was disclosed in a footnote, as required, for pro forma purposes. For comparability purposes to 2005 results subsequent to adopting SFAS 123(R), the 2004 operating income was adjusted for this pro forma expense as follows, by segment (in millions): U.S.-$16.6; Europe-$12.0; APMEA-$5.4; Latin America-$2.2; Canada-$1.9; Other-$1.3; Corporate-$17.2.

Six months ended June 30,	2005*	2004	% Inc / (Dec)	% Inc / (Dec) Excluding Currency Translation	2004 Pro Forma Operating Income**	Pro Forma % Inc / (Dec) Excluding Currency Translation

U.S.	$1,178.1	$1,121.0	5	5	$1,084.1	9
Europe	671.3	690.7	(3)	(7)	664.7	(4)
APMEA	154.2	156.2	(1)	(4)	144.4	4
Latin America	11.1	(3.6)	n/m	n/m	(8.3)	n/m
Canada	72.1	76.4	(6)	(13)	71.9	(7)
Other	8.4	6.5	29	28	3.4	n/m
Corporate	(168.9)	(222.9)	24	24	(261.5)	35
Total operating income	$1,926.3	$1,824.3	6	3	$1,698.7	11

n/m	Not meaningful

*	For the six months ended June 30, 2005, segments reflected the following share-based and related incremental compensation expense (in millions): U.S.-$29.3; Europe-$25.0; APMEA-$11.0; Latin America-$3.8; Canada-$4.0; Other-$1.9;
Corporate-$27.5.

**	Calculated by subtracting 2004 pro forma share-based expense from 2004 reported operating income. Share-based expense as reported in the Company’s second quarter 2004 Form 10-Q was $82.2 million after tax, of which $4.3 million of expense related to RSU’s was included in net income. The remaining $77.9 million after tax ($125.6 million pretax) was disclosed in a footnote, as required, for pro forma purposes. For comparability purposes to 2005 results subsequent to adopting SFAS 123(R), the 2004 operating income was adjusted for this pro forma expense as follows, by segment (in millions): U.S.-$36.9; Europe-$26.0; APMEA-$11.8; Latin America-$4.7; Canada-$4.5; Other-$3.1; Corporate-$38.6.

The following discussion on Operating Income relates to the Pro Forma % Inc / (Dec) Excluding Currency Translation in the table above:

•	U.S.: Results increased for the quarter and six months primarily due to higher combined operating margin dollars, partly offset by higher selling, general & administrative expenses, which included certain information technology expenses previously recorded in the Corporate segment.

•	Europe: Results for both periods reflected strong performance in France, which was more than offset by weak results in the U.K. and Germany. In addition, results for the six months 2005 included the supply chain charge of $24.1 million, which negatively impacted the operating income growth rate by approximately 4 percentage points.

•	APMEA: Results for both periods were negatively impacted by weak performance in Japan and South Korea, and to a lesser extent, were positively impacted by results in Australia and Taiwan.

•	Corporate: Results for the quarter and six months 2005 reflected lower incentive-based compensation as well as certain information technology expenses that were shifted to the U.S. segment. In addition, results for the six months benefited from the favorable adjustment to certain liabilities established in 2001 and 2002 previously discussed in the “Other Operating (Income) Expense, Net” section.

Interest, Nonoperating (Income) Expense and Income Taxes

•	Interest expense for the quarter and six months 2005 reflected lower average debt levels, partly offset by higher average interest rates and stronger foreign currencies.

•	For the six months 2005, nonoperating (income) reflected higher interest income.

•	The effective income tax rate was 43.3% for second quarter 2005 compared with 31.8% in 2004. The higher income tax rate in 2005 included an additional expense of approximately $112.0 million (representing about 12 percentage points of the second quarter tax rate) related to the Company’s decision to take advantage of the one-time opportunity provided under the Homeland Investment Act. The effective income tax rate was 28.7% for six months 2005 compared with 32.1% in 2004. The lower income tax rate in 2005 was primarily due to a benefit of $178.8 million for a favorable audit settlement of the Company’s 2000-2002 U.S. tax returns in the first quarter, partly offset by the additional expense of $112.0 million discussed above (the net of both items benefited the six month tax rate by about 4 percentage points).

Outlook

The information provided below is as of July 2005.

•	McDonald’s expects net restaurant additions to add slightly more than one percentage point to sales growth in 2005 (in constant currencies). Most of this anticipated growth will result from restaurants opened in 2004. In 2005, McDonald’s expects to open about 550 traditional McDonald’s restaurants and 150 satellite restaurants and close about 225 traditional restaurants and 125 satellite restaurants.

•	McDonald’s does not provide specific guidance on changes in comparable sales. However, as a perspective, assuming no change in cost structure, a one percentage point increase in U.S. comparable sales would increase annual earnings per share by about 2 cents. Similarly, an increase of one percentage point in Europe’s comparable sales would increase annual earnings per share by about 1.5 cents.

•	McDonald’s expects full year 2005 selling, general & administrative expenses to increase about 10% in constant currencies compared with 2004 due to the early adoption of SFAS 123(R).

•	A significant part of McDonald’s operating income is from outside the U.S., and about 70% of total debt is denominated in foreign currencies. Accordingly, earnings are affected by changes in foreign currency exchange rates, particularly the Euro and the British Pound. If the Euro and the British Pound both move 10% in the same direction (compared with 2004 average rates), McDonald’s annual earnings per share would change about 6 cents to 7 cents. Based on current rates, we expect foreign currencies to have a slightly negative impact on results for the second half of the year.

•	Borrowings necessary to complete our repatriation of earnings under the Homeland Investment Act will not change our goal of paying down between $600 million to $800 million of debt in 2005 outside of actions related to the Homeland Investment Act. We expect to borrow a majority of the dividend payments related to the repatriated earnings in late 2005, which will result in a temporary increase in both cash and debt on our Consolidated balance sheet at year-end. However, our net debt position (gross debt outstanding less cash available for investment) will be the same as it would have been excluding this one-time opportunity. The Company expects interest expense in 2005 to remain relatively flat compared with 2004, based on current interest and foreign currency exchange rates as most of the activity related to the Homeland Investment Act will take place later in the year. We expect the temporary increase in cash and debt to be eliminated as we pay down debt in 2006 and early 2007.

•	McDonald’s expects the effective income tax rate for the full year 2005 to be approximately 30% to 31%, which includes the impact of the favorable audit settlement as well as the incremental tax expense resulting from the decision to repatriate foreign earnings.

•	McDonald’s expects capital expenditures for 2005 to be approximately $1.7 billion, reflecting higher investment in existing restaurants and stronger foreign currencies compared with 2004.

•	McDonald’s expects to return about $2 billion to shareholders through dividends and share repurchases in 2005. The Company repurchased $1.0 billion, or 33.6 million shares, of its common stock during the first six months of 2005.

Legal Proceedings

On May 31, 2005, a public civil action was filed in Brazil by the Federal Attorney’s Office for the Federal District against, among others, McDonald’s Comércio de Alimentos Ltda, a wholly-owned subsidiary of the Company (“McCal”), and three of its former employees. The complaint alleges that McCal and its former employees made an improper payment to obtain tax guidance relating to the deductibility of franchisee royalty payments in Brazil. The complaint seeks certain monetary and non-monetary relief. The Company does not believe that this action will have a material adverse effect on its financial condition or results. The Company’s investigation of the allegations is ongoing, however, and it cannot predict the outcome of this matter. The Company has also reported the allegations to the Department of Justice and the Securities and Exchange Commission.

McDONALD’S CORPORATION

PRELIMINARY CONSOLIDATED BALANCE SHEET

Dollars in millions	June 30, 2005	December 31, 2004
ASSETS
Current assets
Cash and equivalents	$1,560.6	$1,379.8
Accounts and notes receivable	756.5	745.5
Inventories	139.1	147.5
Prepaid expenses and other current assets	585.4	585.0
Total current assets	3,041.6	2,857.8

Other assets
Investment in and advances to affiliates	1,073.6	1,109.9
Goodwill, net	1,827.5	1,828.3
Miscellaneous	1,309.1	1,338.4
Total other assets	4,210.2	4,276.6

Property and equipment
Property and equipment, at cost	29,488.7	30,507.8
Accumulated depreciation and amortization	(9,760.2)	(9,804.7)
Net property and equipment	19,728.5	20,703.1
Total assets	$26,980.3	$27,837.5

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$528.7	$714.3
Income taxes	285.3	331.3
Other taxes	242.6	245.1
Accrued interest	168.4	179.4
Accrued payroll and other liabilities	1,057.0	1,188.2
Current maturities of long-term debt	793.2	862.2
Total current liabilities	3,075.2	3,520.5

Long-term debt	7,763.7	8,357.3
Other long-term liabilities	853.7	976.7
Deferred income taxes	927.1	781.5

Shareholders’ equity
Common stock	16.6	16.6
Additional paid-in capital	2,463.3	2,186.0
Unearned ESOP compensation	(83.6)	(82.8)
Retained earnings	23,014.8	21,755.8
Accumulated other comprehensive income (loss)	(623.6)	(96.0)
Common stock in treasury	(10,426.9)	(9,578.1)
Total shareholders’ equity	14,360.6	14,201.5
Total liabilities and shareholders’ equity	$26,980.3	$27,837.5

RESTAURANT INFORMATION

SYSTEMWIDE RESTAURANTS

At June 30,	2005	2004	Inc / (Dec)

U.S*	13,691	13,623	68

Europe
Germany*	1,260	1,245	15
United Kingdom	1,251	1,242	9
France	1,042	1,011	31
Spain	345	336	9
Italy	329	327	2
Other	2,069	2,049	20
Total Europe	6,296	6,210	86

APMEA
Japan*	3,765	3,756	9
Australia	729	729	—
China	681	590	91
Taiwan	346	346	—
South Korea	326	340	(14)
Other	1,752	1,708	44
Total APMEA	7,599	7,469	130

Latin America
Brazil	548	549	(1)
Mexico	309	291	18
Other	752	749	3
Total Latin America	1,609	1,589	20

Canada*	1,376	1,350	26

Other	1,076	1,003	73

Systemwide restaurants	31,647	31,244	403

Countries	119	119	—

*	At June 30, 2005 reflected the following satellites: U.S. 1,342; Germany 111; Japan 1,770; Canada 391. At June 30, 2004: U.S. 1,321; Germany 93; Japan 1,795; Canada 365.

SYSTEMWIDE RESTAURANTS BY TYPE

At June 30,	2005	2004	Inc /(Dec)

U.S.
Operated by franchisees	10,943	10,930	13
Operated by the Company	2,047	1,981	66
Operated by affiliates	701	712	(11)
	13,691	13,623	68

Europe
Operated by franchisees	3,642	3,621	21
Operated by the Company	2,364	2,313	51
Operated by affiliates	290	276	14
	6,296	6,210	86

APMEA
Operated by franchisees	2,410	2,281	129
Operated by the Company	2,136	2,237	(101)
Operated by affiliates	3,053	2,951	102
	7,599	7,469	130

Latin America
Operated by franchisees	477	540	(63)
Operated by the Company	1,110	1,024	86
Operated by affiliates	22	25	(3)
	1,609	1,589	20

Canada
Operated by franchisees	809	767	42
Operated by the Company	474	490	(16)
Operated by affiliates	93	93	—
	1,376	1,350	26

Other
Operated by franchisees	10	19	(9)
Operated by the Company	1,066	984	82
	1,076	1,003	73

Systemwide
Operated by franchisees	18,291	18,158	133
Operated by the Company	9,197	9,029	168
Operated by affiliates	4,159	4,057	102
	31,647	31,244	403

FORWARD-LOOKING STATEMENTS

This report includes forward-looking statements about our operating plans and future performance, including those under Outlook. These statements use such words as “may,” “will,” “expect,” “believe,” “plan” and other similar terminology. They reflect management’s current expectations about future events and speak only as of the date of this report. We undertake no obligation to publicly update or revise them. Management’s expectations may change or not be realized and, in any event, they are subject to risks, uncertainties and changes in circumstances that are difficult to predict and often beyond our control. For these reasons, you should not place undue reliance on forward-looking statements. The following are some of the considerations and factors that could change our expectations (or the underlying assumptions) or affect our ability to realize them:

•	Our ability to anticipate and respond to changing trends in the informal eating out market, such as spending patterns, demographic changes and consumer food preferences, as well as expected increases in expenditures on initiatives to address these trends and other competitive pressures;

•	The success of our product plans for 2005 and beyond to roll-out new products and product line extensions, the impact of our competitors’ actions in response to our product introductions and our ability to continue robust product development and manage the complexity of our restaurant operations;

•	Our ability to achieve an overall product mix that differentiates the McDonald’s experience and balances consumer value with margin expansion, including in markets where cost or pricing pressures may be significant;

•	The impact of pricing, marketing and promotional plans on product sales and margins and on our ability to target these efforts effectively to maintain or expand market share;

•	The success of our initiatives to support menu choice, physical activity and nutritional awareness;

•	Our ability to drive improvements in our restaurants, recruit qualified restaurant personnel and motivate employees to achieve sustained high service levels so as to improve consumer perceptions of our ability to meet their expectations for quality food served in clean and friendly environments;

•	Whether restaurant remodeling and rebuilding efforts will foster sustained increases in comparable sales for the affected restaurants and yield our desired return on our capital investment;

•	Our ability to leverage promotional or operating successes in local markets into additional markets in a timely and cost-effective way;

•	Our ability to develop effective initiatives in challenging markets, such as the U.K., which is experiencing a challenging informal eating out market, or Germany and South Korea, which are experiencing prolonged adverse economic conditions and low consumer confidence levels;

•	Decisions by management about underperforming markets or assets, including decisions that can result in material impairment charges that in turn reduce our earnings;

•	Unexpected disruptions in our supply chain, including as a result of government actions limiting imports or exports of food products, or adverse consumer perceptions about the reliability of our supply chain and the safety of the commodities we use, particularly beef and chicken;

•	The success of our strategy in China and our ability to manage the costs and profitability of our growth in that market, where competitive pressures and other operating conditions may limit pricing flexibility;

•	Information security risks, as well as other costs or exposures associated with information security and the use of cashless payments, such as increased investment in technology, costs of compliance with privacy, consumer protection and other laws and consumer credit fraud;

•	Our ability to manage the impact on our business of fluctuations in global and local economic conditions, including commodity prices, interest and foreign exchange rates and the effects of governmental initiatives to manage national economic conditions such as consumer spending and inflation rates;

•	Changes in accounting principles or practices (or related legal or regulatory interpretations or our critical accounting estimates), including changes in tax accounting or tax laws (or interpretations thereof);

•	Adverse results of pending or future litigation, including litigation challenging our products or the appropriateness or accuracy of our advertising;

•	Trends in litigation, such as class actions involving consumers and shareholders and litigation involving labor and employment matters or landlord liability, the relative level of defense costs, which vary from period to period depending on the number, nature and procedural status of pending proceedings and the possibility of settlements or judgements;

•	The risks of operating in markets, such as Brazil and China, in which there are significant uncertainties about the application of legal requirements and the enforceability of laws and contractual obligations;

•	The costs and other effects of operating in an increasingly regulated environment worldwide, including the costs of compliance with often conflicting regulations in multiple national markets and the impact of new or changing regulation that affects or restricts elements of our business, such as possible changes in regulations relating to advertising to children; and

•	Our ability to manage the impact on our business of disruptions such as regional political instability, war, terrorist activities, severe or prolonged adverse weather conditions and health epidemics or pandemics.

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